UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 27, 2006

Columbia Equity Trust, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32536	20-1978579
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1750 H Street, N.W., Suite 500, Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(202) 303-3080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2006, Columbia Equity Trust, Inc. (the "Company") entered into separate definitive agreements (collectively, the "Stafford Commerce Center Purchase Agreements") with Stafford Commerce Center, L.L.C. ("Stafford One"); Stafford Commerce Center II, L.L.C. ("Stafford Two"); Stafford Commerce Center III, L.L.C. ("Stafford Three"); and Stafford Commerce Center IV, L.L.C. ("Stafford Four") (collectively, the "SCC Entities"), respectively, to acquire four, two-story, multi-tenant office buildings located in Stafford, Virginia containing an aggregate of approximately 149,200 square feet (the "Stafford Portfolio" or the "Properties") for a combined purchase price of $30.2 million. The Stafford Portfolio is approximately 98% leased and the majority of the Portfolio tenants are defense contractors serving clients located at the Marine Corps Base in Quantico, Virginia. The Marine Corps Base is located less than one mile from the Properties.

The Stafford Portfolio is being acquired subject to existing mortgage loans on each of the Properties with a combined principal balance outstanding of approximately $17.2 million. The mortgage loans contain the following terms: Stafford One – outstanding principal balance of approximately $3.16 million which bears interest at a rate of 7.31% and matures in February 2012; Stafford Two - outstanding principal balance of approximately $3.58 million which bears interest at a rate of 7.31% and matures in February 2012; Stafford Three - outstanding principal balance of approximately $5.17 million which bears interest at a rate of 5.78% and matures in May 2015; and Stafford Four - outstanding principal balance of approximately $5.33 million which bears interest at a rate of 5.78% and matures in May 2015. Pursuant to the respective loan agreements, the property owned by Stafford One is cross-collateralized with the property owned by Stafford Two, and the property owned by Stafford Three is cross-collateralized with that of Stafford Four. The Company expects to fund the transaction with proceeds from its revolving line of credit and either the assumption of the existing mortgage financing or with new mortgage financing.

As part of the acquisition of the Stafford Portfolio, the Company will also receive options to acquire three additional office properties which are currently in various stages of development and are projected to comprise approximately 110,000 square feet upon completion. The Company may exercise its purchase options for a period of three years from the effective date of the particular option agreement, subject to certain terms and conditions. The purchase price for the option properties is determined based on applying an 8.25% capitalization rate to the stabilized net operating income for each property, in addition to other terms and conditions as more fully described in the option agreements.

The Company has committed to make individual deposits of $250,000 toward the purchase of each of the four Properties for combined deposits of $1,000,000. If the Company does not terminate the individual purchase agreements on or before August 8, 2006, the deposits will be credited toward the purchase price of the individual property. If the Company terminates the individual purchase agreement after August 8, 2006, but prior to closing, the escrow agent will release the deposit to the applicable SCC Entities, except in the event of a failure of a condition to closing or an uncured default by the applicable SCC Entities. The sale and closing of Stafford One, Stafford Two, Stafford Three and Stafford Four is conditioned upon the Company concurrently acquiring all four properties. There are no material relationships between the Company and the SCC Entities.

The Stafford Commerce Center Purchase Agreements are each subject to satisfactory completion of due diligence and other customary closing conditions, and we cannot assure you that we will complete any or all of these acquisitions on the terms described, or at all.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are being filed herewith this Current Report on Form 8-K.

Exhibit No. Description
10.1 Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center, L.L.C., dated July 27, 2006.

10.2 Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center II, L.L.C., dated July 27, 2006.

10.3 Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center III, L.L.C., dated July 27, 2006.

10.4 Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center IV, L.L.C., dated July 27, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Columbia Equity Trust, Inc.

July 27, 2006	By:	/s/ John A. Schissel

Name: John A. Schissel
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center, L.L.C., dated July 27, 2006
10.2	Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center II, L.L.C., dated July 27, 2006
10.3	Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center III, L.L.C., dated July 27, 2006
10.4	Agreement of Purchase and Sale between Columbia Equity Trust, Inc. and Stafford Commerce Center IV, L.L.C., dated July 27, 2006